INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL COMMENTS ON OUTLOOK
FOR THE FOURTH QUARTER OF 2004

St. Louis, Missouri, December 7, 2004 – Furniture Brands International (NYSE: FBN), commented on recent business trends and operations in the fourth quarter of 2004.

W.G. (Mickey) Holliman, Chairman of the Board and Chief Executive Officer, said, “When we released our third quarter results at the end of October, we were no longer seeing the same strength in incoming business at our upper-end companies we had seen in the first half of the year. We also had seen no improvement in order activity at our middle-price companies. Those trends have not changed. We believe overall economic concerns are contributing to a weakness in consumer confidence that is negatively affecting the consumers’ willingness to invest in big-ticket, discretionary purchases like furniture. We expect these order trends to continue through the balance of the year.

“As a result of our seeing no improvement in order trends and our desire to maintain inventories at an acceptable level,” Mr. Holliman continued, “we are taking temporary down-time at certain domestic manufacturing facilities, which will affect earnings performance in the fourth quarter. We feel these steps are appropriate and are consistent with our stated goal to manage working capital effectively.”

Mr. Holliman concluded, “We currently estimate our fourth quarter earnings per share will be in the $0.36 to $0.38 range, the lower end of the range given at the end of October. We will report the actual results of the fourth quarter on January 26, 2005.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These

forward-looking statements include the company’s expected earnings per share, the prospects for the overall business environment, and other statements containing the words “expects,” “anticipates,” “estimates,” “believes,” and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company’s success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company’s public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the fourth quarter represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.